Exhibit 10.14

JEFFERSON-PILOT CORPORATION

DEFERRED FEE PLAN FOR NON-EMPLOYEE DIRECTORS

(As Amended through March 22, 2006)

1. Eligibility.

Each member of the Board of Directors of Jefferson-Pilot Corporation (the “Corporation”) who is not an employee of the Corporation or any of its subsidiaries (“Eligible Director”) is eligible to participate in this Deferred Fee Plan for Non-Employee Directors (the “Plan”).

2. Participation.

(a)  For calendar years beginning on or after January 1, 2005, an Eligible Director may elect, at the times specified in Section 2(b) and (c), to defer the receipt of all or part of the annual retainer and various meeting fees which would otherwise have been payable currently for services as a Director of the Corporation (“Fees”). Deferred Fees shall be credited to a deferred fee account (a bookkeeping account) subject to the terms of the Plan.

(b)  An election to defer Fees must be made by December 31st to be effective for the next calendar year, and shall be irrevocable for such calendar year.

(c)                                  Any person who first becomes an Eligible Director during a calendar year, may, within thirty days of the date he or she becomes an Eligible Director, elect to defer Fees for the current calendar year. Any such election shall be irrevocable for the remainder of such calendar year.

(d)                                 An election to defer fees must be made on a form provided by the Corporation and filed with the Secretary of the Corporation (the “Secretary”).

3. Deferred Fee Accounts.

(a)                                  Deferred amounts shall constitute an unsecured claim on the general assets of the Corporation. The amounts thereof shall be credited to the Director’s account as of the date such amounts otherwise would have been paid to the Director, except that Fees for committee meetings not held on the date of a Board meeting shall be credited on the date of the next Board meeting.

(b)                                 The Director shall designate the portion of his or her deferrals to be “invested” in one or both investment options: an interest rate and phantom stock.

(c)                                  Deferrals under the interest rate option shall be credited with interest for each year at a rate equal to the average of the rate of interest on seven year U.S. Treasury obligations as of the end of each of the twenty-four months prior to such year.

(d)                                 Deferrals under the phantom stock option shall be credited to the Director’s account in full and fractional units based on the fair market value of the common stock of the Corporation on the crediting date. Additional phantom units shall be credited equivalent to dividends paid on the common stock, based on the fair market value on the dividend payment date. Equitable adjustments shall be made to reflect any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other relevant corporate change. Fair market value means (1) if and to the extent that the Corporation makes contributions to a Rabbi Trust as provided in Section 6(b) to purchase common stock on or about the date that Fees deferred hereunder are to be credited to Directors’ accounts, or such a Trust receives dividends on common stock held by the Trust, the actual cost per share including commissions paid by the Trust or (ii) otherwise, the closing price of the common stock based upon its consolidated trading as generally reported for a given date, or if there is no reported trading for that date, such closing price for the immediately preceding trading day.

(e)                                  Diversification of amounts credited to accounts through any transfer between phantom stock units and the interest rate option shall not be permitted.

(f)                                    The Corporation shall maintain separate accounts for Fees deferred prior to December 31, 2004, including any gain or loss on such separate accounts after December 31, 2004. Such amounts shall not be subject to the requirements of the American Jobs Creation Act of 2004 (the “ACT”), provided the Plan is not materially modified after October 3, 2004 (the “Grandfathered Amounts”).

4. Payment.

(a)                                  All payments with respect to a Director’s deferred account under the interest rate option shall be made in cash. All payments under the phantom stock option shall be made in shares of common stock. Phantom units shall be valued at the fair market value on the payment date, and cash shall be paid for any fractional share.

(b)                                 Grandfathered Amounts shall be paid out in ten annual installments, unless otherwise elected. The amount of each installment shall be a fraction of the value of the account at the end of the preceding year, the numerator of which is one and the denominator of which is the total number of installments minus the number previously paid. In the alternative, a Director may elect to receive payment in a lump sum or in some other number of equal annual installments not exceeding ten. Such election must be made at least one year prior to the date on which the Director ceases to be a Director.

(c)                                  For Fees deferred after December 31, 2004, the value of a Director’s deferred account shall be paid out in ten annual installments, unless otherwise elected. The amount of each installment shall be a fraction of the value of the account at the end of the preceding year, the numerator of which is one and the denominator of which is the total number of installments minus the number previously paid. A Director may elect to receive payment in a lump sum or in some other number of equal annual installments not exceeding ten. If a separate payment election for Fees deferred after December 31, 2004 was not received by the Secretary of the Corporation by December 31, 2005, the payment election applicable to Fees deferred prior to December 31, 2004 shall be deemed to be the original election made by a Director. A Director may make only one subsequent election to change the form of the distribution (e.g., from installments to lump sum), or to delay the commencement of benefit payments. An election to change the payment option or re-defer payments must be made at least one year prior to the date on which the payments would otherwise have commenced, and must delay the starting date of the payments at least five years.

(d)                                 The first installment or the lump sum payment shall be paid on the first business day of the calendar year following the year in which the Director ceases to be a Director of the Corporation, and any subsequent installments shall be paid on the first business day of each succeeding calendar year until the entire account value is paid. For purposes of this paragraph, a Director has not ceased to be a Director of the Corporation if he or she remains a Director of the Corporation or becomes a Director of any corporation that, directly or indirectly, merges with, acquires or otherwise owns and controls more than fifty percent of the assets or common stock of the Corporation (“Successor Corporation”).

(e)                                  If a Director dies before full payment of the account value, the balance shall be paid to the Director’s estate or to a beneficiary or beneficiaries designated in writing by the Director, as the case may be, on the first business day of the calendar year following death.

(f)                                    Each participating Director may designate from time to time any person or persons, natural or otherwise, as his beneficiary or beneficiaries to whom the amounts credited to his or her deferred account are to be paid if he or she dies before all such amounts have been paid. Each beneficiary designation shall be made on a form prescribed by the Corporation and shall be effective only when received by the Secretary during the participant’s lifetime. Each beneficiary designation received by the Secretary shall revoke all beneficiary designations previously made. The revocation of a designation shall not require the consent of any beneficiary. In the absence of an effective beneficiary designation or if payment can be made to no beneficiary, payment shall be made to the participant’s estate.

5. Administration.

The Plan shall be administered by a Committee appointed by the Corporation or any successor Corporation. The Committee shall have authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement its provisions. Decisions of the Committee shall be final and binding. Routine administration may be delegated by the Committee.

6. Miscellaneous.

(a)                                  The right of a Director or any beneficiary to his or her account under the Plan shall not be subject to assignment, alienation or pledge by the Director or beneficiary.

(b)                                 The Corporation shall not be required to reserve, or otherwise set aside, funds for the payment of its obligations under the Plan. The Corporation may establish one or more Rabbi Trusts, separately for phantom stock units and invested in common stock (as described in Section 3(d)), and for the interest rate option invested as the Corporation shall determine from time to time.

(c)                                  The Director and his or her designated beneficiary or beneficiaries shall not have any property interest whatsoever in a deferred account, in any specific assets of the Corporation or in any Rabbi Trust assets. The right to receive payments under the Plan shall be a claim against the general assets of the Corporation as a general creditor.

(d)                                 All notices to the Corporation under the Plan shall be in writing and shall be given to the Secretary or to an agent or other person designated by the Secretary.

(e)                                  The Plan shall be construed in accordance with and governed by the laws of the State of North Carolina, excluding its choice of law provisions.